Exhibit 5.1

Two Hopkins Plaza, Suite 1800 Baltimore, Maryland 21201-2978	Telephone 410-244-7400 Facsimile 410-244-7742	www.venable.com

July 20, 2005

Extra Space Storage Inc.

Suite 400

2795 East Cottonwood Parkway

Salt Lake City, Utah 84121

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Extra Space Storage Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to 8,800,000 shares (the “Shares”) of common stock, $.01 par value per share, of the Company (the “Common Stock”), including (a) 8,000,000 shares of Common Stock (the “Incentive Plan Shares”) issuable under the Company’s 2004 Long-Term Incentive Compensation Plan (the “Incentive Plan”) and (b) 800,000 shares of Common Stock (the “Director Plan Shares”) issuable under the Company’s 2004 Non-Employee Directors’ Share Plan (the “Director Plan” and, together with the Incentive Plan, the “Plans”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Extra Space Storage Inc.

July 20, 2005

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the adoption of the Plans and the registration and issuance of the Shares (the “Board Resolutions”), certified as of the date hereof by an officer of the Company;

6. Resolutions adopted by the sole stockholder of the Company relating to, among other matters, the approval of the Plans (the “Stockholder Resolutions” and, together with the Board Resolutions, the “Resolutions”), certified as of the date hereof by an officer of the Company;

7. The Plans, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,

Extra Space Storage Inc.

July 20, 2005

statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued in violation of any restriction or limitation contained in the Charter or the Plans.

6. Each option, restricted stock unit, right or other security exercisable or exchangeable for a Share pursuant to the Incentive Plan or the Director Plan (each, an “Option”) will be duly authorized and validly granted in accordance with the Incentive Plan or the Director Plan, as the case may be, and exercised or exchanged in accordance with the terms of the Incentive Plan or the Director Plan, as the case may be, including any option agreement entered into in connection therewith, at the time of any exercise or exchange of such Option.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued in accordance with the Registration Statement, the Resolutions, the Incentive Plan or the Director Plan, as the case may be, and any stock option or restricted stock agreement utilized under the Incentive Plan or the Director Plan, as the case may be, the Shares will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Extra Space Storage Inc.

July 20, 2005

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

43502/214476